Exhibit 99.01

Press Release www.shire.com

Director/PDMR Shareholding

March 5, 2010 - Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company (the “Company”), announces that March 5, 2010, it was notified by Mr Matthew Emmens, Chairman of the Company, of the exercise, on March 2, 2010, of options over 590,834 Shire ordinary shares of 5p (“Shares”). Mr Emmens chose to use a net settled cashless exercise facility run by the Company.

Number of Shares under option	Exercise price	Number of Shares received	Number of Shares lapsed
305,345	£5.26	194,425	110,920
285,489	£5.585	175,374	110,115

In addition the Company was notified by Mr Emmens on March 5, 2010 of the following sale of Shares:

Date of sale	Number of Shares sold	Average sale price
March 2, 2010	165,213*	£14.48
March 3, 2010	204,586	£14.6177

*Shares sold to satisfy tax liabilities.

Following the above transactions, Mr Emmens holds 92,874 Shares and 94,163 ADSs. He also holds awards of Stock Appreciation Rights, Performance Shares and Restricted Shares over 296,744 ADSs. One ADS is equal to three Shares.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure Rules and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715

Notes to editors

SHIRE PLC
Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX